Exhibit 3.68
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
XL SYSTEMS, L.P.
     The undersigned, desiring to amend the Certificate of Limited Partnership of XL Systems, L.P., pursuant to the provisions of Section 2.02 of the Texas Revised Limited Partnership Act, does hereby certify as follows:
     FIRST: The name of the Limited Partnership is XL Systems, L.P.
     SECOND: The Certificate of Limited Partnership is amended by adding the following paragraph:
“6.	XL Systems, L.P. and all general partners thereof, and all limited partners thereof, by the purchase of interests therein, hereby specify, acknowledge and agree that all interests in XL Systems, L.P., both general partnership interests and limited partnership interests, are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Texas (the “UCC”), and pursuant to the terms of Section 8.103 of the UCC, such interests shall be “securities” for all purposes under such Article 8 and all other provisions of the UCC.”
     IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 28th day of January, 2003.

XL SYSTEMS, L.P.

By: Grant Prideco Holding, LLC, its General Partner

By: /s/ Barbara Duren

Name: Barbara Duren
Title: Assistant Secretary